Exhibit 99.1

NEWS

For immediate release

Contact:                                                 Richard J. Poulton

Vice President, Chief Financial Officer

(630) 227-2075

E-mail address: rpoulton@aarcorp.com

AAR REPORTS FIRST QUARTER FISCAL YEAR 2012 RESULTS

•            First quarter sales of $479 million, up 19% year-over-year

•            First quarter diluted earnings per share from continuing operations of $0.41, up 14% year-over-year

WOOD DALE, ILLINOIS (September 15, 2011) — AAR (NYSE: AIR) today reported fiscal year 2012 first quarter sales of $479.3 million and income from continuing operations of $17.0 million, or $0.41 diluted earnings per share. For the first quarter of last fiscal year, the Company reported sales of $404.4 million and income from continuing operations of $14.0 million, or $0.36 diluted earnings per share.

Sales to commercial customers increased 40% compared to the first quarter of last year, driven by robust demand for spare parts support and completion of the sale of two aircraft from the Company’s aircraft portfolio. The sale of the two aircraft contributed $33.3 million to revenue and is consistent with the Company’s ongoing commitment to reduce its investment in its aircraft sales and leasing portfolio. Sales growth to commercial customers was 21% excluding the sale of the two aircraft. The Company also reported year-over-year growth at its MRO facilities attributable to share gains and strength at its landing gear business.

Sales to defense customers increased 2% in the first quarter compared to last year. While the Company experienced sales growth at AAR Airlift and at its Defense Logistics businesses, sales were lower at its Mobility Products unit. The Company expects second quarter revenues at the Mobility Products business to increase $10.0 to $15.0 million from first quarter levels as it ramps up production on two programs.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Consolidated gross profit margin was 15.6% for the first quarter compared to 17.3% last year.  The reduction in the consolidated gross profit margin was due to lower volume within the Structures and Systems segment, the impact from the sale of the two aircraft and unfavorable mix in MRO.

Selling, general and administrative expenses as a percentage of sales declined to 8.7% compared to 10.2% in the year ago period due to leveraging the Company’s cost structure and the impact from the sale of the two aircraft. Excluding sales of the two aircraft, selling, general and administrative expenses as a percent of sales were 9.4% for the first quarter of fiscal 2012.

“Our commercial businesses delivered solid top-line growth while we maintained steady overall results in our businesses supporting government and defense customers. As we look ahead to the remainder of the year, we are encouraged as all major programs that were up for renewal at AAR Airlift were renewed during the quarter, we have a major new customer in MRO, and will have a significant increase in production and delivery of shelters at Mobility,” said David P. Storch, Chairman and Chief Executive Officer at AAR CORP.  “Our margin performance was below expectations as the seasonal softness at MRO and our Mobility business led to production inefficiencies. Based on what we see today, we are confident that we will produce steady improvement in our operating margins as we expect sales growth at our Mobility Products unit, improved mix at MRO and as other initiatives gain momentum.”

The Company will provide sales and earnings guidance for Fiscal 2012 at its investor day scheduled for October 5, 2011 in New York.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on September 16, 2011. The conference call can be accessed by calling 866-206-6900 from inside the U.S. or 703-639-1110 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1550238) from 11:30 a.m. CDT on September 16, 2011 until 11:59 p.m. CDT on September 23, 2011.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2011 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In thousands except per share data - unaudited)

	Three Months Ended August 31,
	2011	2010

Sales	479,290	$404,393
Cost and expenses:
Cost of sales	404,450	334,392
Selling, general and administrative	41,730	41,242

Earnings from aircraft joint ventures	205	28

Operating income	33,315	28,787

Gain on extinguishment of debt	—	97

Interest expense	7,518	7,433
Interest income	104	160

Income from continuing operations before income taxes	25,901	21,611
Income tax expense	8,938	7,564
Income from continuing operations	16,963	14,047
Discontinued operations, net of tax	(314)	(373)
Net income attributable to AAR	16,649	13,674

Earnings per share - Basic:
Earnings from continuing operations	$0.42	$0.37
Loss from discontinued operations	(0.01)	(0.01)
Earnings per share — Basic	$0.41	$0.36

Earnings per share — Diluted:
Earnings from continuing operations	$0.41	$0.36
Loss from discontinued operations	—	(0.01)
Earnings per share — Diluted	$0.41	$0.35

Share Data:

Average shares outstanding — Basic	38,869	38,411
Average shares outstanding — Diluted	43,346	42,854

Consolidated Balance Sheet Highlights

(In thousands except per share data- unaudited)

	August 31, 2011	May 31, 2011

Cash and cash equivalents	$35,523	$57,433
Current assets	944,247	913,985
Current liabilities (excluding debt accounts)	273,703	301,935
Net property, plant and equipment	335,269	324,377
Total assets	1,752,372	1,703,727
Total recourse debt	485,503	427,365
Total non-recourse obligations	8,342	16,512
Stockholders’ equity	849,129	835,289
Book value per share	$20.99	$21.00
Shares outstanding	40,461	39,781

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended August 31,
	2011	2010
Aviation Supply Chain	$154,874	$100,266
Government and Defense Services	149,999	129,330
Maintenance, Repair & Overhaul	93,177	76,819
Structures and Systems	81,240	97,978
	$479,290	$404,393

Gross Profit by Business Segment

(In thousands- unaudited)

	Three Months Ended August 31,
	2011	2010
Aviation Supply Chain	$25,299	$19,240
Government and Defense Services	27,409	23,022
Maintenance, Repair & Overhaul	10,261	10,107
Structures and Systems	11,871	17,632
	$74,840	$70,001

Diluted Earnings Per Share Calculation

(In thousands except per share data- unaudited)

	Three Months Ended August 31,
	2011	2010
Income from continuing operations	$16,963	$14,047
Add after-tax interest on convertible debt	1,461	1,371
Less income attributable to participating shares	(548)	—
Net income for diluted EPS calculation	$17,876	$15,418

Diluted shares outstanding	43,346	42,854

Diluted earnings per share from continuing operations	$0.41	$0.36

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the SG&A as a percentage of sales for the three-month period ended August 31, 2011 is an important ratio to use for comparison purposes to the prior year’s results.

Consolidated

(In thousands)

	Sales	SG&A	SG&A %

Consolidated	$479,290	$41,730	8.7%
Aircraft Sales	33,268	—	NA
Results excluding Aircraft Sales	$446,022	$41,730	9.4%